Ex-99.p.6

APPENDIX 1	MIMGL CODE OF ETHICS

Macquarie Investment Management Global Limited

I. Persons Subject to the Code of Ethics

This Code of Ethics (the “Code”) has been adopted by the Directors of Macquarie Investment Management Global Limited (“MIMGL”) to provide regulations and procedures consistent with the Advisers Act Rule 204A-1 and Rule 17j-1 of The Investment Company Act of 1940, as amended (the “1940 Act”), as well as ASIC regulations and other securities law and sound business practices.

The procedures in the Code are designed to prevent Access Persons, in connection with the purchase or sale, directly or indirectly, of a security held or to be acquired by any client of MIMGL, from:

1.	employing any device, scheme or artifice to defraud any client of MIMGL;
2.	making any untrue statement of a material fact to any client of MIMGL or omit to state a material fact necessary in order to make the statements made to any client of MIMGL, in light of the circumstances under which they are made, not misleading;
3.	engaging in any act, practice or course of business that operates or would operate as a fraud or deceit on any client of MIMGL; or
4.	engaging in any manipulative practice with respect to any client of MIMGL.

An Access Person within the meaning of this Code, is a person who has been designated as such by the MIMGL Chief Compliance Officer (“CCO”). Generally, an Access Person is any person defined in the Definitions section of the MIMGL Compliance Manual as an “Access Person”.

Immediate family members sharing the same household with any MIMGL Access Person are also deemed, by law, to be Access Persons for purposes of this Code. In addition, Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Investment Advisers Act of 1940, as amended, contain a presumption that, if the investment adviser’s primary business is providing investment advice to Funds or other advisory clients, then all of its directors, officers and partners are presumed to be Access Persons of any Fund advised by the Adviser.

II. Fiduciary Duties of Access Persons under Federal Securities Laws

MIMGL Access Persons owe a fiduciary duty to MIMGL’s clients. These duties include a duty at all times to place the interests of each entity’s respective clients first. Above all, this means all MIMGL Access Persons owe an undivided duty of loyalty to MIMGL’s clients. Further, MIMGL demands the highest degree of personal and professional integrity and ethical behavior from their Access Persons.

Accordingly, all MIMGL Access Persons must conduct themselves in an ethical manner and in such a way as to avoid not only actual conflicts of interest with MIMGL’s clients but also the appearance of a conflict that could compromise the trust such clients have placed in MIMGL.

All Access Persons must comply fully with all applicable laws, including applicable federal securities laws.

III. Personal Trading and Reporting

Access Persons should consider trading in stocks, bonds, and closed-end mutual funds for their personal accounts a privilege while working at MIMGL.

Failure to comply with MIMGL’s pre-clearance and reporting procedures, as described below, may result in the loss of personal trading privileges and may lead to additional disciplinary action, up to and including termination of employment.

In addition, because MIMGL is a wholly-owned subsidiary of Macquarie Group Limited (“MGL”), an Australian-based investment bank, MIMGL Access Persons are subject to MGL’s pre-clearance requirements. Failure to comply with MGL’s pre-clearance requirements as outlined in MGL’s Personal Investments Policy will also result in the loss of personal trading privileges and may also lead to additional disciplinary action, up to and including termination of employment.

A. MGL Pre-Clearance Requirements
The most recent version of MGL’s pre-clearance requirements can be found at the below link. MGL policies are updated from time to time and Access Persons are required to periodically check for these updates:

http://macnet.internal.macquarie.com/central/employment/ppc/compliance/personal-deal

B. MIMGL Pre-Clearance Requirements
MIMGL’s pre-clearance requirements help to protect Access Persons and MIMGL against the following critical transgressions:

■	Access Persons taking advantage of opportunities more properly belonging to MIMGL clients;
■	Access Persons violating MIMGL’s Code of Ethics requirements as established by the Securities and Exchange Commission ( the “SEC”);
■	Access Persons violating insider trading laws; and
■	Access Persons engaging in front running.

(1) Duty to pre-clear
The MIMGL pre-clearance requirements are dictated by the MAM Personal Dealing Policy.

The following is a link to the MAM Personal Dealing Policy:

http://macnet.internal.macquarie.com/mfg/policies/mfg-global-policies/personal-dealing-policy

Please note, you must always pre-clear the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placement of securities. Also, you must always pre-clear trades in the shares of any listed Funds managed by MIMGL.

Independent directors of any RIC are expressly excluded from the definition of Access Person under Rule 17j-1(d)(2)(ii) for purposes of providing initial or annual reports of their holdings, or quarterly reports of their trading activity in Covered Securities covered by this Code and for pre-clearing their trades, except for the direct or indirect acquisition of any beneficial ownership interest in any security in an initial public offering (IPO) and private placements of securities.

The decision to approve a pre-clearance request lies solely in the discretion of MIMGL’s CCO or designee.

As a general matter, the CCO will not grant pre-clearance to Access Persons for trades that involve any equity security that MIMGL has, for a client account, upcoming trading scheduled on the day of your pre-clearance request.

The MIMGL CCO is subject to the above requirements.

(2) Your Trading Window
MIMGL pre-clearance is valid for the day of request only and shall be deemed to expire at the close of regular trading on the principal trading market for the security involved. Any unfilled or partially filled orders will require MIMGL pre-clearance on each subsequent day that the order remains open.

(3) Minimum Holding Period Applies For Purchased Securities
There is a minimum holding period of 30 calendar days before you sell any securities of an issuer whose securities you just purchased.

C. MIMGL Access Person Reporting and Certifications

(1) New Access Persons
All new Access Persons must trade through a Macquarie broker-dealer. Certain exemptions to this requirement may be approved by RMG Control Room and activity statements must be made available to RMG Control Room.

If the Access Person, as a part of his or her employment compensation with MGL or any of its subsidiaries or affiliates, received MGL options, the holding of these options is not reportable; however, once these options are exercised, they are reportable in the Access Person’s quarterly transaction reports, as discussed in Paragraph C.(2)below.

Typically, accounts that contain Reportable Securities and/or Covered Securities are held in the name(s) of the Access Persons themselves. However, if you, as an Access Person, are advising one or more persons or entities who are not themselves Access Persons (other than MIMGL clients) on their securities trading or have control of such account(s), please advise the MIMGL CCO or designee at the time you start advising as such. These accounts may be subject to pre-clearance and reporting obligations as well.

(2) Ongoing Quarterly Transactions Monitoring
The SEC requires MIMGL to collect from its Access Persons on a calendar quarter reports that reflect all transactions that took place during the prior quarter:
■	in reportable securities beneficially owned, directly or indirectly, by its Access Persons; and/or
■	over which the Access Person had control.

RMG Control Room will have access to trading activity statements for all staff enabling them to complete this surveillance for improper trades and other trades that could create the perception of any improprieties. The CCO may request trading activity statement for all staff directly from RMG Control Room. MAM Compliance monitors external broker statements on a quarterly basis to ensure that Access Person’s comply with the MAM personal dealing requirements.

The following information may be reviewed for all Access Persons:

■	The date of the transaction;
■	The security description, and as applicable, the exchange ticker or CUSIP number;
■	Number of shares or par value;
■	Principal amount of the securities;
■	Whether the transaction was a purchase or sale or any other type of acquisition/disposition;
■	The price at which the transaction was effected;
■	Interest rate and maturity rate;
■	The name of the broker, dealer or bank with or through which the transaction was effected; and
■	The date the report is submitted.

IV. Gifts and Entertainment6

Generally, Access Persons may not give or receive any gifts in connection with any business of MIMGL because it may appear improper or raise a potential conflict of interest. However, gifts of strictly nominal value (up to AUD175 ) are allowed, but at no time may an Access Person accept cash. This includes normal and customary business entertainment, the cost of which would be paid for by MIMGL as a reasonable expense if not paid for by the other party. While “nominal value” is susceptible to interpretation, a gift or entertainment is not acceptable if an independent third party may believe that the Access Person would be influenced by receiving such gift or entertainment in conducting business. Gifts of an extraordinary or extravagant nature to an Access Person should be declined or returned in order to avoid compromising the reputation of the Access Person or MIMGL.

____________________

6 This section does not apply to any clients’ Independent Directors.

Broker-dealers that are NYSE and/or FINRA members are restricted from giving gifts in excess of US$100 when the gift is in relation to the business of the recipient’s employer.

When an access person gives or receives a gift or entertainment, he/she must ensure the gift or entertainment given or received is compliant with the policy and appropriately authorised and entered in the Gifts and Entertainment Register.

RMG Compliance will maintain a log with the required information to track all gifts and entertainment.

Access Persons must comply with the Macquarie Anti-Bribery and Corruption Policy. If you have any questions about the propriety of a gift you may be offered or may wish to offer to another or any other arrangement, please consult MIMGL’s CCO.

V. Service on a Board of Directors

An Access Person may serve on the Board of Directors of a publicly traded company (the “Board”) only if:

1.	The CCO determines that serving on the Board would be consistent with the interests of MIMGL;
2.	Appropriate “Chinese wall” procedures are established; and
3.	The CCO provides written authorization that the Access Person can serve on the Board.

VI. Outside Business Activities

All employees are required to devote their full time and efforts to the Macquarie Group’s business. In addition, no person may make use of either his or her position as an employee or information acquired during employment, or make personal investments in a manner that may create a conflict, or the appearance of a conflict, between the employee’s personal interests and MIMGL' interests.

An employee must comply with the MGL Outside Business Activities Policy, which includes a requirement for pre-approval prior to participating in any outside business activities, including but not limited to:

●	Serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership.
●	Serving as a registered representative of any broker-dealer.
●	Making any monetary investment in any non-publicly traded business, corporation or partnership, including passive investments in private companies. (Investments in publicly traded companies may require prior approval of the Compliance Officer, in accordance with personal securities trading procedures described above).

●	Accepting a second job or part-time job of any kind or engaging in any other business outside of the firm.
●	Forming or participating in any bank group in connection with a bankruptcy or distressed situation.
●	Forming or participating in any committee in making demands for changes in the management or policies of any company, or becoming actively involved in a proxy contest.
●	Receiving compensation of any nature, directly or indirectly, from any person, firm, corporation, estate, trust or association, other than MIMGL, whether as a fee, commission, bonus or other consideration such as stock, options or warrants.

VII. Continuing Education

As an employee of MIMGL you will be required to participate in a program of continuing education. The purpose of this requirement is to provide all MIMGL staff members with consistent information on relevant topics relating specifically to investment advisors and/or general information on topics of heightened focus of the US regulators. In some instances, the training may result from regulatory requirements, such as mandatory training on Anti-Money Laundering, as required under local regulations.

VIII. Compliance and Sanctions

If you become aware of or suspect any violations of this Code, you must report them to the MIMGL CCO as soon as practicable. Reports may be made anonymously. MIMGL has zero tolerance for reprisals against employees making reports, in good faith, of perceived wrongdoing.

The CCO shall review the records obtained pursuant to this Code to ensure that all MIMGL Access Persons are complying with its provisions. All records shall be maintained in accordance with Rules 204-2 under the Investment Advisers Act of 1940 and 17j-1(f) under the 1940 Act, as further described in MIMGL’s compliance manuals.

MIMGL may, as they deem appropriate, impose sanctions, including, inter alia, a fine, letter of censure, revoking personal securities trading privileges, suspension or termination of employment of any Access Person who violates any provision of this Code.

ACCESS PERSONS FORMS

Macquarie Investment Management Global Limited

Employee US Compliance Manual and Code of Ethics Declaration:

I certify that I have received and read the MIMGL US Compliance Manual and the Code of Ethics, particularly as it relates to me and my business activities. Additionally, I understand that, to the extent I have questions about the application or interpretation of the legal requirements, policies and procedures therein; I should consult with the MIMGL Chief Compliance Officer. I also understand that any violation of these legal requirements, policies and procedures may subject me to dismissal and civil or criminal penalties.

APPENDIX 2 – FUND FORMS

____________________
(Fund Name)
Rule 17a-7 Report
Transaction Between The Fund and Its Affiliate

A. Counterparty/Affiliate:

B. Trade Date:

C. Security:

D. Purchase or Sale:

E. Number of Shares:

F. Dollar Amount of Trade:

G.	The undersigned certifies that no consideration was paid other than cash payment for prompt delivery (i.e. DVP/RVP) of a security for which market quotations are readily available.

H.	The undersigned certifies that the transaction is consistent with the policies and procedures adopted by the Board of Trustees of the Fund to comply with 17a-7 and each additional registered investment company, or separate series of such a company, if any, as are participating in the transaction as have been adopted by the Board of Directors of the Fund and such other investment company and as are recited in the respective registration statement and reports filed under the Investment Company Act of 1940 for the Fund and such other company.

I.	The undersigned certifies that no brokerage commission, fee (other than customary transfer fees), or other remuneration was paid in connection with the transaction.

J.	The undersigned certifies that the transaction was effected at the independent current market price of the security, as determined by:

1.	For an “NMS stock” as defined in 17 CFR 242.600, either:

●	The last sale price with respect to such security reported in the consolidated transaction reporting system (“Consolidated System”) (include date and time) ;

●	The NASDAQ Official Closing Price (NCOP) as quoted by NASDAQ for the date of the transaction (include date) ; or

●
If there are no reported transactions in the Consolidated System that day, the average of the highest current independent bid and lowest current independent offer for such security (reported pursuant to 17 CFR 242.602), as obtained from the applicable exchange
   (include date and time)
;

2.	For a security that is not an NMS stock, and for which the principal market is an exchange, either:

●	The price of the last sale on such exchange as obtained from the exchange (include date and time) ; or

●
If there are no reported transactions on the exchange for that day, the average of the highest current independent bid and lowest current independent offer on such exchange as obtained from the exchange
   (include date and time)
;

3.
For Security that is not a reported security, but which is quoted on the Nasdaq System, the average of the highest current independent bid and lowest current independent offer as reported on Level 1 of Nasdaq
   (include date and time)
;

4.	For all other securities, the average of the highest independent bid and lowest current independent offer determined on the basis of reasonable inquiry (i.e. wherever possible, contacting three market makers or, in the case of money market instruments or securities for which there are no markets makers, independent third parties). To determine the highest current independent bid and lowest current independent offer, MIFA must document its conversations and retain such documentation with the other records of the transaction. The highest independent bid and lowest independent offer received from such market makers will be averaged, and the transaction will be affected at that price.

Bid/offer 1.

Bid/offer 2.

Bid/offer 3.

Average of highest bid/lowest offer

K.	The undersigned further attests as follows:

1.	The transaction is in the best interests of the Fund, acting as seller, for the following reasons:

.

2.	The transaction is in the best interests of the Fund, acting as buyer, for the following reasons:

.

By:	Date:
(Name and Title)

Rule 17e-1 Report

Affiliated Brokerage Transaction Of

___________________________________

(Fund Name)

A.	Affiliated broker:

B.	Trade date:

C.	Purchase or sale:

D.	Number of shares:

E.	Commission paid:

F.	Dollar amount of trade:

G.	Commission as percentage of dollar amount of trade:

H.	Commission expressed as cents per share:

I.	Average commission paid by Fund to other brokers expressed as percentage of dollar amount of trade:

J.	Explanation of difference: (if substantial):

K.	The undersigned certifies the above-referenced commissions received by the affiliated broker were fair and reasonable compared to the commission, fee or other remuneration received by other brokers in connection with comparable transactions involving similar securities being purchased or sold on an exchange during a comparable period based on a review of:

	1.	posted and actual rates of brokers of a size, standing and capability to provide comparable services and best execution;

	2.	available information as to discounts allowed to such other non-affiliated brokers;

	3.	any other available information as to the level of commissions known to be charged for other comparable transactions at a similar time.

L.	The undersigned also certifies that the above-referenced transactions were made in compliance with the policies adopted by the Directors of the Fund.

By:	(Name and Title)	Date:

*Please note that certain clients of the affiliated broker named in this form may, due to the volume and nature of their trading, pay lower commission rates than those available to the Fund.

Rule 10f-3 Report

Participation in Affiliated Syndicate

1.	Name of purchasing fund:

2.	Issuer:

3.	Date of purchase:

4.	Underwriter from whom purchased:

5.	Name of affiliated underwriter managing or participating in syndicate (attach list of all members of syndicate):

6.	Aggregate principal amount of offering:

7.	Purchase price (net of fees and expenses):

8.	Date offering commenced:

9.	Offering price at close of first day on which any sales are made:

10.	Commission, spread or profit:

11.	Have the following conditions been satisfied?

		Yes	No

a.	The securities are (i) Part of an issue registered under the Securities Act of 1933 which is being offered to the public; (ii) Government securities as defined in section 2(a)(16) of the Company Act; (iii) “Eligible Municipal Securities” (as defined in Rule 10f-3) securities sold in either an Eligible Foreign Offering; or Eligible Rule 144A Offering (as defined in Rule 10f-3)?

b.	The securities were purchased prior to the end of the first day on which any sales were made?

		Yes	No

c.	The purchase price paid did not exceed the price paid by each other purchaser of securities in the offering or in any concurrent offering of the securities (except, in the case of an Eligible Foreign Offering (as defined in Rule 10f-3), for any rights to purchase that are required by law to be granted to existing security holders of the issuer) and, if the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day preceding the day on which the rights offering terminated?

d.	The underwriting was a firm commitment underwriting?

e.	The commission, spread or profit was reasonable and fair in relation to that being received by others for underwriting similar securities during the same period?

f.	If the securities are part of an issue registered under the Securities Act of 1933 that is being offered to the public, are government securities, are purchased pursuant to an Eligible Foreign Offering, or an Eligible Rule 144A Offering, has the issuer of the securities been in continuous operation for not less than three years, including the operations of any predecessors?

g.	If the offering is other than an Eligible Rule 144A Offering, did the amount of such securities purchased by all of the investment companies advised by the Adviser and its affiliates exceed 25% of the principal amount of the offering?

h.	If the offering was an Eligible Rule 144A Offering, did the amount of such securities purchased by all of the investment companies advised by the Adviser exceed 25% of the total of (x) the principal amount of the offering of such class sold by members of the selling syndicate to Qualified Institutional Buyers, as defined in the Rule 144A(a)(1) under the Securities Act of 1933, plus (y) the principal amount of the offering of such class in any concurrent public offering?

i.	Was an affiliated underwriter, a direct or indirect participant in the sale?

APPENDIX 4	Register of Products with US Clients

Fixed Interest, Credit and Currencies
Macquarie Master Balanced Fund*
Macquarie Inflation Linked Bond Fund*

Equities
none

Infrastructure Securities
none

Funds of Private Equity Funds
none

Professional Series
Walter Scott Global Equity (Hedged)*
Macquarie Global Infrastructure Trust II
Class A*

*Fund transitioned from MIML to MIMAL as Responsible Entity (RE) effective 1 April 2016. The relevant Investment Manager is MIMGL.